Exhibit 23-c

February 22, 2024

Re:	Registration Statement, filed by Morgan Stanley and Morgan Stanley Finance LLC Registration Statement Nos. 333-275587 and 333-275587-01

Morgan Stanley
1585 Broadway
New York, NY 10036

Morgan Stanley Finance LLC
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

We have acted as tax counsel for Morgan Stanley (the “Company”) and Morgan Stanley Finance LLC (“MSFL”) in connection with the preparation and filing of a registration statement on Form S-3, Registration Statement Nos. 333-275587 and 333-275587-01 (the “Registration Statement”), including a prospectus in the form in which it appears in the Registration Statement, as amended, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of (i) the Company’s debt securities, units, warrants, purchase contracts, preferred stock and common stock and (ii) MSFL’s debt securities, units, warrants and purchase contracts (collectively, the “Program Securities”).

We hereby consent to any reference to us, in our capacity as tax counsel to the Company and MSFL, or any opinion of ours delivered in that capacity in a pricing supplement or prospectus supplement relating to the offer and sale of any particular Program Security or Program Securities prepared and filed by the Company or MSFL with the Securities and Exchange Commission on this date or a future date. The issuance of such consent does not concede that we are an “Expert” for the purposes of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP